                                                                      EXHIBIT 12


                       RATIO OF EARNINGS TO FIXED CHARGES

                              THOUSANDS OF DOLLARS

                                                                                      FISCAL YEAR ENDED FEBRUARY 28 OR 29,
                                                                                      ------------------------------------
                                                                              1997        1998        1999        2000        2001
                                                                              ----        ----        ----        ----        ----
Fixed charges:
    Interest expense                                                        $ 30,749    $ 22,992    $ 29,326    $ 34,255    $ 55,387
    Interest component of rent expense                                        17,268      17,445      18,049      18,746      22,956
                                                                           ---------   ---------   ---------   ---------   ---------
          Total fixed charges                                               $ 48,017    $ 40,437    $ 47,375    $ 53,001    $ 78,343
                                                                           =========================================================

Earnings (loss):
    Before income taxes and cumulative effect of accounting change          $254,330    $292,437    $281,597    $140,624    $ 98,633
                                                                           =========================================================

Earnings (loss) + fixed charges                                             $302,347    $332,874    $328,972    $193,625    $176,976

Ratio of earnings (loss) to fixed charges                                        6.3         8.2         6.9         3.7         2.3
        (earnings (loss) + fixed charges) / fixed charges




                                                                              SIX MONTHS ENDED AUGUST 31,
                                                                             --------------------------
                                                                                  2000         2001
                                                                                  ----         ----
Fixed charges:
    Interest expense                                                            $ 24,583    $  35,525
    Interest component of rent expense                                            11,478       10,342
                                                                                --------   ----------
          Total fixed charges                                                   $ 36,061    $  45,867
                                                                               ======================

Earnings (loss):
    Before income taxes and cumulative effect of accounting change              $  4,702    $(185,894)
                                                                               ======================


Earnings (loss) + fixed charges                                                 $ 40,763    $(140,027)

Ratio of earnings (loss) to fixed charges                                            1.1           -
        (earnings (loss) + fixed charges) / fixed charges